EXHIBIT 99.1

Vitality Biopharma Co-Founder Dr. Avtar Dhillon Resigns from Board of Directors

LOS ANGELES, CA – (GLOBE NEWSWIRE – April 25, 2019) — Vitality Biopharma, Inc. (Ticker: VBIO) (“Vitality Biopharma,” “Vitality,” or the “Company”), a corporation dedicated to the development of cannabinoid prodrug pharmaceuticals, and to unlocking the power of cannabinoids for the treatment of serious neurological and inflammatory disorders, today announced that Dr. Avtar Dhillon has decided to resign from its board of directors.

Dr. Dhillon was a co-founder of the Company along with Vitality’s current CEO Robert Brooke, and he has previously served as its Chairman and as a Director. He departs to focus on other professional interests including a senior management role with a licensed medical cannabis producer in Canada.

“It has been a pleasure for me to have been a co-founder of Vitality and to help build it to its current stage. Under its new leadership, including a strong board and management, I’m leaving the company in great hands,” said Dr. Dhillon. He added that, “Given the Company’s recent financing and the continued progress of its team, I remain very excited about Vitality’s growth potential.”

Vitality’s Chairman of the Board Edward Feighan accepted the resignation and stated, “Dr. Dhillon’s service on our Board has been extremely valuable and insightful. I know that I share the sentiments of our Board and senior management to state that his guidance and support have been critical to our success to date. The entire Vitality family is grateful for his leadership, and wishes him much success with his current and future ventures.”

About Vitality Biopharma (Ticker: VBIO)

Vitality Biopharma is dedicated to unlocking the power of cannabinoids for the treatment of serious neurological and inflammatory disorders. The Company’s operations include federally-compliant cannabinoid drug development and the launch of a specialty care treatment network in the United States focused on the reduction of opioid dependence. For more information, visit: www.vitality.bio. Follow us on Facebook, Twitter and LinkedIn.

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Vitality Biopharma
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